AGENCY AGREEMENT

                                   DATED AS OF

                                  JUNE 12, 1997

                                     BETWEEN

                         GORDON BROTHERS PARTNERS, INC.,
                                    AS AGENT

                                       AND

                              L. LURIA & SON, INC.,
                                   AS MERCHANT


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                                TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

Section 1.        Defined Terms

Section 2.        Appointment of Agent

Section 3.        Consideration to Merchant and Agent

    3.1           Payments to Merchant
    3.2           Compensation to Agent
    3.3           Time of Payments

Section 4.        Expenses of the Sale

    4.1           Expenses
    4.2           Payment of Expenses

Section 5.        Inventory Valuation; Merchandise

    5.1           Inventory Taking
    5.2           Merchandise Subject to this Agreement
    5.3           Valuation
    5.4           Excluded Goods

Section 6.        Sale Term

    6.1           Term
    6.2           Vacating the Stores
    6.3           Gross Rings

Section 7.        Sale Proceeds

    7.1           Proceeds
    7.2           Deposit of Proceeds
    7.3           Credit Card Proceeds

Section 8.        Conduct of the Sale

    8.1           Rights of Agent
    8.2           Terms of Sales to Customers
    8.3           Sales Taxes
    8.4           Supplies
    8.5           Returns of Merchandise
    8.6           Layaway, Repair and Special Order Merchandise
    8.7           Compliance with Law, Etc.

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    8.8           Sale Reconciliation
    8.9           Force Majeure

Section 9.        Employee Matters

    9.1           Merchant's Employees
    9.2           Termination of Employees
    9.3           Payroll Matters
    9.4           Employee Retention Bonuses

Section 10.       Conditions Precedent

Section 11.       Representations, Warranties and Covenants

    11.1          Merchant Representations, Warranties and Covenants
    11.2          Agent Representations, Warranties and Covenants

Section 12.       Insurance

    12.1          Merchant's Liability Insurance
    12.2          Merchant's Casualty Insurance
    12.3          Agent's Insurance
    12.4          Worker's Compensation Insurance
    12.5          Risk of Loss

Section 13.       Indemnification

    13.1          Merchant Indemnification
    13.2          Agent Indemnification

Section 14.       Defaults

Section 15.       Sale of FF&E

Section 16.       Miscellaneous

    16.1          Notices
    16.2          Governing Law; Consent to Jurisdiction
    16.3          Termination
    16.4          Entire Agreement
    16.5          Amendments
    16.6          No Waiver
    16.7          Successors and Assigns
    16.8          Execution in Counterparts
    16.9          Section Headings
    16.10         Survival




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                                AGENCY AGREEMENT

         This Agency Agreement is made as of this 12th day of June, 1997 by and between GORDON BROTHERS PARTNERS, INC., a Massachusetts corporation with a principal place of business at 40 Broad Street, Boston, Massachusetts 02109 (the "AGENT") and L. LURIA & SON, INC., a Florida corporation with a principal place of business at 5770 Miami Lakes Drive, Miami, FL 33014 (the "MERCHANT").

                                 R E C I T A L S

         WHEREAS, the Merchant desires that the Agent act as the Merchant's exclusive agent for the limited purpose of selling all of the Merchandise (as hereinafter defined) located in Merchant's 9 retail store locations listed on
EXHIBIT 1 attached hereto (each individually a "STORE," and collectively the "STORES"), by means of a promotional, store closing or similar sale (as further described below, the "SALE").

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

         SECTION 1. DEFINED TERMS. The terms set forth below are defined in the referenced sections of this Agreement:

                  DEFINED TERM                       SECTION REFERENCE
                  ------------                       -----------------

                  Agency Accounts                    Section 7.2
                  Agency Documents                   Section 11.1(b)
                  Agent                              Preamble
                  Agent Claim                        Section 12.5
                  Agent Indemnified Parties          Section 13.1
                  Agent's Fee                        Section 3.2
                  Base Retail Price                  Section 5.3
                  Benefits Cap                       Section 4.1
                  Central Administrative

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                    Expenses                         Section 4.1
                  Clearance Merchandise              Section 5.2(b)
                  Defective Merchandise              Section 5.2(b)
                  Excluded Benefits                  Section 4.1
                  Expenses                           Section 4.1
                  FF&E                               Section 5.2(a)
                  Guaranteed Amount                  Section 3.1(a)
                  Gross Rings                        Section 6.3
                  Inventory Date                     Section 5.1
                  Inventory Taking                   Section 5.1
                  Layaway Pick-up Date               Section 8.6
                  Layaway, Repair and
                    Special Order Merchandise        Section 5.2(b)
                  Merchandise                        Section 5.2(a)
                  Merchant                           Preamble
                  Merchant Consignment
                    Goods                            Section 5.4
                  Near Date Merchandise              Section 5.2(b)
                  Occupancy Agreements               Section 8.7
                  Occupancy Expenses                 Section 4.1
                  Out of Season Merchandise          Section 5.2(b)
                  Proceeds                           Section 7.1
                  Recovery Amount                    Section 3.1(a)
                  Remaining Stores                   Section 8.4
                  Retail Price                       Section 5.3
                  Retained Employee                  Section 9.1
                  Retention Bonus                    Section 9.4
                  Returned Merchandise               Section 8.5
                  Sale                               Recitals
                  Sale Commencement Date             Section 6.1
                  Sale Term                          Section 6.1
                  Sale Termination Date              Section 6.1
                  Sales Taxes                        Section 8.3
                  Security Agreement                 Section 10(g)
                  Store(s)                           Recitals
                  Supplies                           Section 8.4
                  WARN Act                           Section 9.1

         SECTION 2. APPOINTMENT OF AGENT. The Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant's exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement.

         SECTION 3. CONSIDERATION TO MERCHANT AND AGENT.


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                  3.1.     PAYMENTS TO MERCHANT.

                           (a) (i) As a guaranty of Agent's performance
hereunder, Merchant shall receive from Agent the sum of 40.0% of the aggregate Retail Price of the Merchandise (the "GUARANTEED AMOUNT") plus all petty cash on hand at the Stores on a dollar for dollar basis.

                               (ii) To the extent that Proceeds exceed the
sum of (A) the Guaranteed Amount, PLUS (B) the lesser of (x) all Expenses or (y) an amount equal to 12.0% of the aggregate Retail Price of the Merchandise, PLUS
(C) the Agent's Fee, Merchant shall receive from Agent 70% of such excess Proceeds (the "RECOVERY AMOUNT").

                               (iii) Agent shall pay to Merchant the
Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below. The Guaranteed Amount, the Agent's Fee and the Recovery Amount will be calculated based upon (A) the final audited report of the inventory taking service after verification thereof by Agent and Merchant, and (B) the aggregate amount of Gross Rings.

                           (b) All Merchandise remaining at the
conclusion of the Sale shall become the property of Merchant, free and clear of all liens, claims and encumbrances of any kind or nature created by Agent.


                  3.2. COMPENSATION TO AGENT. Agent shall receive as its compensation for services rendered to Merchant all remaining Proceeds of the Sale after payment of (A) the Guaranteed Amount, PLUS (B) the lesser of (x) all Expenses or (y) an amount equal to 12.0% of the aggregate Retail Price of the Merchandise, in an amount up to 1.5% of the aggregate Retail Price of the Merchandise (the "AGENT'S FEE"). In addition, following payment of (A) the Guaranteed Amount, PLUS (B) the lesser of (x) all Expenses or (y) an amount equal to 12.0% of the aggregate Retail Price of the Merchandise all Expenses , PLUS (C) the Agent's Fee, Agent shall

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retain all Sale Proceeds in excess of the Recovery Amount, if any. All
Merchandise remaining at the conclusion of the Sale shall become the property of Merchant.

                  3.3. TIME OF PAYMENTS. The Agent shall pay to Merchant 90% of the estimated Guaranteed Amount on the Sale Commencement Date, which amount will be calculated based upon the net book value of the Merchandise as of June 10, 1997 as set forth in Merchant's record attached or described in EXHIBIT 3.3 (the "June 10 Inventory Report"). Thereafter, within two (2) business days of the issuance of the final inventory report by the inventory taking service and reconciliation of the same by Merchant and Agent, Agent shall pay to Merchant the unpaid balance of the Guaranteed Amount or, to the extent that Agent's payment on account of the estimated Guaranteed Amount exceeds the actual Guaranteed Amount, Merchant shall reimburse such excess to Agent. The Agent shall make weekly payments of the portion of the Guaranteed Amount relative to Returned Merchandise arriving at the Stores after the Inventory Date upon receipt of such Merchandise at the Stores immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below. Within ten
(10) days after completion by Merchant and Agent of the final Sale reconciliation pursuant to Section 8.8 below, Agent shall pay to Merchant the Recovery Amount due hereunder, if any. All payments by Merchant or Agent hereunder shall be by wire transfer of immediately available funds. Merchant agrees that any amounts due by Agent to Merchant pursuant to this Section 3 may in Agent's discretion and upon notice to Merchant be offset by the amount of credit card Proceeds processed by Merchant for Agent's account (if any) which have not, as of the applicable date of payment by Agent to Merchant been transferred by Merchant to Agent in accordance with Section 7.3.

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         SECTION 4.        EXPENSES OF THE SALE.

                 4.1. EXPENSES. Agent shall be responsible for all Expenses incurred in conducting the Sale. As used herein, "EXPENSES" shall mean all Store-level operating expenses of the Sale which arise during the Sale Term at the Stores, limited to the following:

                           (a) base payroll for Retained Employees for actual
days/hours worked in the conduct of the Sale;

                           (b) amounts actually payable in respect of FICA,
unemployment taxes, worker's compensation and health care insurance benefits for Retained Employees, in an amount not to exceed 20% of base payroll for each Retained Employee (the "BENEFITS CAP");

                           (c) 50% of the fees and costs of the inventory taking
service to conduct the Inventory Taking at the four (4) Stores;

                           (d) Agent's supervision expenses;

                           (e) advertising and signage expenses (at Merchant's
contract rates, if available);

                           (f) long distance telephone expenses incurred in the
conduct of the Sale;

                           (g) credit card and bank card fees, chargebacks and
discounts;

                           (h) costs of security personnel in the Stores;

                           (i) a pro-rata portion of Merchant's casualty
insurance premiums attributable to the Merchandise;

                           (j) costs of transfers of Merchandise during the Sale
Term;

                           (k) Retention Bonuses as described in Section 9.4
below; and


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                           (l) costs of sizing and repairing Merchandise
necessary to make such items salable or to satisfy customer needs in the ordinary course;

                           (m) the out of pocket costs and expenses of providing
such additional goods and services which Merchant and Agent shall mutually determine appropriate.

         "EXPENSES" shall not include: (i) Excluded Benefits; (ii) Occupancy Expenses; (iii) Central Service Expenses; (iv) costs of obtaining all permits, licenses, consents and approvals required under Sections 10(a) and 10(c) hereof; and (v) any other costs, expenses or liabilities payable by Merchant, all of which shall be paid by Merchant promptly when due for and during the Sale Term.

         As used herein, the following terms have the following respective meanings:

                  "CENTRAL SERVICE EXPENSES" means costs and expenses for Merchant's central administrative services necessary for the Sale, including, but not limited to, MIS services, payroll processing, inventory processing and handling and data processing and reporting.

                  "EXCLUDED BENEFITS" means vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions, and payroll taxes, worker's compensation in excess of the Benefits Cap.

                  "OCCUPANCY EXPENSES" means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, Merchant's association dues and expenses, building insurance related to the Stores, base telephone charges, trash removal, Merchant's liability insurance, cash register maintenance, building maintenance, landscaping and structural repair, building alarm service and alarm service maintenance, and rental for furniture, fixtures and equipment.

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               4.2.        PAYMENT OF EXPENSES. All Expenses incurred
during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.3 below.

         SECTION 5.        INVENTORY VALUATION; MERCHANDISE.

                  5.1.     INVENTORY TAKING.

                           (a) Merchant and Agent shall cause to be taken (i) a
Retail Price physical inventory, and (ii) an "SKU" inventory of the Merchandise (the "INVENTORY TAKING") commencing at the close of business at four (4) of the Stores selected by Agent in its sole discretion, on a date mutually agreed upon by Agent and Merchant, but in no event later than June 18, 1997 (the date of the Inventory Taking at each Store being the "INVENTORY DATE" for such Store). Merchant and Agent shall jointly employ RGIS or another mutually acceptable inventory taking service to conduct the Inventory Taking. Agent shall be responsible for 50% of the costs and fees of the inventory taking service as an Expense hereunder, and the balance of such costs and fees shall be paid by Merchant. Except as provided in the immediately preceding sentence, Merchant and Agent shall bear their respective costs and expenses relative to the Inventory Taking. Merchant and Agent shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the inventory taking service. Merchant agrees that during the conduct of the Inventory Taking at each Store such Store shall be closed to the public and no sales or other transactions shall be conducted. The procedures to be used in the conduct of the Inventory Taking and its verifications are set forth on EXHIBIT 5.1 attached hereto. In order to facilitate the Inventory Taking, Merchant agrees to make its SKU data files and related computer hardware and software available to Agent and the inventory taking service prior to the Inventory Date.

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                           (b) Once the listing and tabulation of the inventory
taking service is complete, and reviewed and verified by Agent and Merchant, the actual results of the Inventory Taking shall be compared to the book inventory of the said (4) Stores on the Inventory Date, and the actual results of the Inventory Taking shall control. Any variances as to quantity, by category/mix of Merchandise, from the actual Inventory Taking to the book inventory on the Inventory Date, shall be applied to the book inventory on the Inventory Date of the remaining five (5) Stores, and such adjusted book inventory (e.g. applying such variances) shall be the controlling inventory of the Merchandise in these five (5) remaining Stores. Additionally, Retail Prices in the four (4) Stores where there is an Inventory Taking shall control over any different retail prices in the five (5) remaining Stores as to the same items, if any variances in Retail Price exist.

                  5.2.     MERCHANDISE SUBJECT TO THIS AGREEMENT.

                           (a) For purposes of this Agreement, "MERCHANDISE"
shall mean: (i) all finished goods inventory that is owned by Merchant and located at the Stores as of the Sale Commencement Date, including, (A) Defective Merchandise, (B) Out of Season Merchandise, (C) Near Date Merchandise, (D) Clearance Merchandise, (E) sample Merchandise that is not Defective Merchandise; and (F) Merchandise subject to Gross Rings; and (ii) Layaway, Repair and Special Order Merchandise which is not picked up by customers or removed by Merchant from the Stores prior to the Layaway Pick-up Date. Notwithstanding the foregoing, "Merchandise" shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Merchant; (2) firearms, ammunition, alcohol, tobacco products and prescription medicines (unless such products may be sold by Agent pursuant to law and Agent has obtained all licenses, permits and governmental consents required therefor); (3) goods held by

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Merchant on memo, on consignment, or as bailee; (4) defective goods, Near Date
Merchandise and Out of Season Merchandise and Clearance Merchandise which is not marked with a ticketed price, in each case for which Merchant and Agent cannot agree upon a Retail Price; (5) furnishings, trade fixtures, equipment and improvements to real property which are located in the Stores (collectively, "FF&E"); and (6) Merchant Consignment Goods.

                           (b) As used in this Agreement the following terms
have the respective meanings set forth below:

                           "CLEARANCE MERCHANDISE" means merchandise which is
either subject to hard markdown or should, based on Merchant's past practices, be subject to hard markdown.

                           "DEFECTIVE MERCHANDISE" means (i) any item of
Merchandise agreed upon and identified by Agent and Merchant during the Inventory Taking as (A) incomplete or (B) so damaged that Merchant would not have offered such item at full retail price prior to the Sale, and, in each case, as to which Agent and Merchant mutually agree on its value to define its Retail Price. Sample merchandise and merchandise on display shall not be deemed to be Defective Merchandise so long as the original packaging (including written instructions and warranty information) for such merchandise is intact and available if needed to make the item salable at full retail in the ordinary course. For example, dinnerware sets without original packaging will, if otherwise first quality, be valued at full retail, but electronics without original packaging, instructions or warranty information may not.

                           "LAYAWAY, REPAIR, AND SPECIAL ORDER MERCHANDISE"
means all items of Merchandise held at the Stores on layaway or for repair, or customer-specific special orders for goods, in each case pursuant to binding agreements, invoices or other legal documentation, where (A) the documentation is clear as to the name, address, telephone number, date of last payment

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and balance due from the customer, and (B) the goods subject to layaway, repair or special order are properly identified, segregated, and in a condition as described in the documentation.

                           "NEAR DATE MERCHANDISE" means any item of Merchandise
with an expiration date 30 days or less after the Sale Commencement Date and as to which Agent and Merchant mutually agree on its value to define its Retail Price.

                           "OUT OF SEASON MERCHANDISE" means (i) goods which
Merchant and Agent agree are out of season, (ii) all items of Merchandise which relate to holidays falling outside of the Sale Term, and (iii) items which are packed away for sale on a future date which would not normally sell or be offered for sale in the current season at regular retail price.

                      5.3. VALUATION. For purposes of this Agreement,
"RETAIL PRICE" shall mean, with respect to each item of Merchandise, the lower of (a) the lowest ticketed, lowest marked, or lowest shelf price of such item on or after May 31, 1997, or (b) the lowest UPC or "scan" price of such item on or after May 31,1997 in each case, exclusive of point of sale, temporary in-Store, or advertised discounts except for:

                           (i) items of Out of Season Merchandise, where "Retail
Price" shall mean the lowest price offered to the public for such item at any time by any and all means (including, without limitation, by means of advertisement, coupon, circular, in-Store promotion, point of sale discount or otherwise);

                           (ii) Defective Merchandise and Near Date Merchandise,
where "Retail Price" shall mean such value as to which Agent and Merchant shall agree;

                           (iii) Clearance Merchandise, where "Retail Price"
shall mean the hard markdown price for each such item of Merchandise, whether or not such item has, in fact, been marked down;


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                           (iv) items of Merchandise offered at any time within
thirty (30) days preceding the Sale Commencement Date as a "gift," or "gift with purchase," or similar promotion, where "Retail Price" shall mean zero, unless such Merchandise is usually sold separately at retail, then it shall be valued at such retail price.

                           (v) items of "red dot" and "blue dot" fragrance
Merchandise, where "Retail Price" shall mean 60% of the lowest ticketed price on the item; and

                           (vi) items of Boucheron jewelry Merchandise where
"Retail Price" shall mean such price as mutually agreed by Merchant and Agent.

         The Retail Price of any item of Merchandise shall exclude all Sales Taxes, and Merchant represents that (i) the ticketed prices of items of Merchandise at the Stores do not and shall not include any Sales Taxes, and (ii) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law. If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are marked at different prices, the lowest ticketed price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, unless it is clear that the lowest ticket price was mismarked.

                  5.4. EXCLUDED GOODS. Merchant shall retain all responsibility for any goods not included as "Merchandise" hereunder. If Merchant and Agent are unable to agree upon the Retail Price of any item of Near Date Merchandise or Defective Merchandise, or any item of Clearance Merchandise or Out of Season Merchandise which is not marked with a ticketed price, the Merchant may exclude such item from the Sale, and Merchant shall remove such item from the applicable Store as soon as practicable. If Merchant elects at the beginning of the Sale Term, Agent shall accept defective goods, and Near Date Merchandise not included as "Merchandise"


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hereunder for sale as "MERCHANT CONSIGNMENT GOODS" at prices established by the
Agent. The Agent shall retain 25% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 75% of the receipts in respect of such sales. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below. If Merchant does not elect to have Agent sell defective goods or Near Date Merchandise not included as Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the date hereof. Any layaway, repair or special order goods not constituting Merchandise, together with all contracts relating thereto, shall remain Merchant's liability and responsibility, but Agent shall cooperate with Merchant in administering such matters. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

         SECTION 6.    SALE TERM.

                  6.1. TERM. The Sale shall commence at each Store on June 13, 1997 (such date with respect to each Store being the "SALE COMMENCEMENT DATE"). The Agent shall complete the Sale at each Store no later than September 21, 1997, unless the Sale is extended by mutual written agreement of Agent and Merchant (the "SALE TERMINATION DATE;" the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the "SALE TERM"). The Agent may, in its discretion, terminate the Sale at any Store at any time within the Sale Term upon the occurrence of an Event of Default by Merchant.

                  6.2. VACATING THE STORES. At the conclusion of the Sale, Agent agrees to leave the Stores in "broom clean" condition, ordinary wear and tear excepted. Agent shall vacate the Stores on or before the Sale Termination Date, at which time Agent shall surrender and deliver

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the Store premises and Store keys to Merchant. All assets of Merchant used by
Agent in the conduct of the Sale (e.g. FF&E, supplies, etc.) shall be returned by Agent to Merchant at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of the Agent.

                  6.3. GROSS RINGS. In the event that the Sale commences at any Store prior to the completion of the Inventory Taking at such Store, then for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes ("GROSS RINGS"), and (ii) cash reports of sales within such Store. Register receipts shall show for each item sold the Retail Price for such item and the Storewide or other markdown or discount granted by Agent in connection with such sale. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

         SECTION 7.    SALE PROCEEDS.

                  7.1. PROCEEDS. For purposes of this Agreement, "PROCEEDS" shall mean the aggregate of: (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of (i) Sales Taxes, (ii) credit card and bankcard fees and chargebacks, and (iii) returns, allowances and customer credits subject to Section 8.5; and (b) all proceeds of Merchant's insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term.

                  7.2. DEPOSIT OF PROCEEDS. All cash Proceeds shall be deposited by Agent in agency accounts established by Agent (the "AGENCY ACCOUNTS"). Agent may, in its discretion, designate new or existing accounts of Agent or Merchant as the Agency Accounts, provided that such accounts are dedicated solely to the deposit of Proceeds and the disbursement of Expenses

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and amounts payable to Merchant pursuant to Section 3 hereof. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts. Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts.

                  7.3. CREDIT CARD PROCEEDS. Agent shall have the right (but not the obligation) to use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds. In the event that Agent elects so to use Merchant's credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent's account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card processor(s), and shall take such other actions necessary to process credit card transactions under Merchant's Merchant identification number(s). All credit card Proceeds will constitute the property of the Agent and shall be held by Merchant in trust for Agent. Merchant shall deposit all credit card Proceeds into a designated account and shall transfer such Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds. At Agent's request, Merchant shall cooperate with Agent to establish Merchant identification numbers under Agent's name to enable Agent to process all credit card Proceeds for Agent's account. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

         SECTION 8.    CONDUCT OF THE SALE.

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                  8.1. RIGHTS OF AGENT. The Agent shall be permitted to conduct the Sale as a "store closing" or similar sale throughout the Sale Term. The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with (i) the terms of this Agreement, (ii) provisions of applicable laws, regulations and ordinances, and
(iii) provisions of Occupancy Agreements. In addition to any other rights granted to Agent hereunder, in conducting the Sale the Agent, in the exercise of its sole discretion, shall have the right, subject to the immediately preceding sentence:

                           (a) to establish and implement advertising, signage
promotion programs consistent with the "store closing" theme (including, without limitation, by means of media advertising, banners, A-frame, and similar interior and exterior signs); provided, however, that Agent shall deliver copies of all advertising materials for the Sale to Rachmil Lekach or another designee of Merchant identified in writing, who shall have the right, within one business day of such delivery, to approve such materials (which approval shall not be unreasonably withheld or delayed); and provided further that the failure of such designee to respond to any request for approval within one business day shall be deemed to be approval of the subject materials;

                           (b) to establish Sale prices and Store hours;

                           (c) to use without charge during the Sale Term all
FF&E, advertising materials, store-level bank accounts, Store-level customer lists and mailing lists, computer hardware and software, Supplies, intangible assets (including Merchant's name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed);

                           (d) to transfer Merchandise between Stores and/or
between the Stores and the Remaining Stores as determined by the Agent to be reasonably necessary provided that (i) Agent will promptly notify Merchant (attention Marta Hernandez) in writing 24 hours prior to all such transfers so that Merchant may observe the transfers and its documentation (it being understood that such transfers will transpire at the indicated time regardless of whether Merchant elects to observe the transfers); (iii) all such transfers shall be documented including information as to quantity (by department), Retail Price, date of transfer and the Stores involved in the transfer; and (iii) Agent shall reflect such transfers in its perpetual inventory records; and

                           (e) to use without charge (i) Merchant's central
office facilities, central and administrative services and personnel to process payroll, perform MIS cash reconciliation, and provide other central office services necessary for the Sale, and (ii) one office located at Merchant's central office facility.

                  8.2. TERMS OF SALES TO CUSTOMERS. All sales of Merchandise will be "final sales" and "as is," and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturer's warranties to customers. All sales will be made only for cash, and by bank credit cards currently accepted by Merchant, but excluding Merchant's private label charge account. Agent shall at Merchant's request accept Merchant gift certificates and Store credits issued by Merchant prior to the Sale Commencement Date, provided that Merchant agrees to reimburse Agent in cash for the face amount of any such items within five (5) days after Agent's request therefor.

                  8.3. SALES TAXES. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, "SALES TAXES") shall be added to the sales price of Merchandise and collected by Agent at the time of sale. The Merchant (based upon information provided by Agent) shall wire transfer funds to the applicable taxing authorities in the amount so collected, with accompanying schedules prepared and delivered by Agent to Merchant on a timely basis for payment of taxes when due. Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Agent shall reimburse Merchant in the amounts so paid to the taxing authorities, by wire transfer to Merchant, within 24 hours of the time Merchant provides evidence to Agent of the wire transfer to the taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such tax collections.

                  8.4. SUPPLIES. Agent shall have the right to use, without charge, all existing supplies, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, "SUPPLIES") located at the Stores. In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant's cost therefor. Merchant does not warrant that the existing Supplies in the Stores as of the Sale Commencement Date are adequate for the purposes of the Sale. Supplies have not been since April 1, 1997, and shall not be prior to the Sale Commencement Date, transferred by Merchant between or among the Stores, Merchant's other locations not subject to the Sale (the "REMAINING STORES") and/or Merchant's distribution center(s) so as to alter the mix or quantity of Supplies at the Stores from that existing on such date, other than in the ordinary course of business.

                  8.5. RETURNS OF MERCHANDISE. During the Sale Term the Agent shall accept returns of goods sold by Merchant from the Stores prior to the Sale Commencement Date

("RETURNED MERCHANDISE"), provided such goods are accompanied by the original Store receipt and such return is otherwise in accordance with the applicable return policy for such Store in effect prior to the Sale Commencement Date. Merchant shall reimburse Agent in cash for the amount of any store credit or refund given to any customer in respect of Returned Merchandise. To the extent that Returned Merchandise is salable as first-quality merchandise, it shall be included in Merchandise and for purposes of calculation of the Guaranteed Amount, shall be valued at 90% of the Retail Price applicable to such item if such item is returned within the first 15 days of the Sale Term, and during the subsequent 15 days, valued at the Retail Price applicable to such item multiplied by the compliment of the prevailing Sale discount at the time of the return; provided, that, if the Returned Merchandise constitutes Defective Merchandise, Near Date Merchandise, Clearance Merchandise or Out of Season Merchandise, it shall be included in Merchandise and assigned a Retail Price in accordance with the applicable provisions of Section 5.3 above, and provided further that, the Merchant shall have the option to exclude the Returned Merchandise from the Sale if the Returned Merchandise is being sold by the Agent at a discounted price of greater than 20% off of the amount refunded to the customer for such Returned Merchandise. Subject to Merchant's reimbursement to Agent of the amount of any store credit or refund granted for any Returned Merchandise, the aggregate Retail Price of the Merchandise shall be increased by the Retail Price of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly. Any Returned Merchandise which is not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant. Any increases in the Guaranteed Amount and any reimbursements due to Agent as result of Returned Merchandise shall be accounted for and paid by Agent and/or Merchant, as applicable, immediately following the weekly Sale reconciliation pursuant to Section 8.8 hereof.

                  8.6. LAYAWAY, REPAIR AND SPECIAL ORDER MERCHANDISE. Promptly after the execution of this Agreement, Merchant shall notify each customer for which Merchant holds Layaway, Repair and Special Order Merchandise of the Sale and request such customers to pick up and pay for the applicable item(s) by July 5, 1997 (the "LAYAWAY PICK-UP DATE"). Any amounts paid for Layaway, Repair and Special Order Merchandise on or before the close of business on the Layaway Pick-up Date shall be for the sole account of Merchant. Subject to any written agreement with customers and to applicable law, any Layaway, Repair and Special Order Merchandise unclaimed by customers or not removed by the Merchant from the Stores by the Layaway Pick-up Date shall be included in Merchandise and the Guaranteed Amount shall be adjusted to account for such items in the manner prescribed for Returned Merchandise in Section 8.5 above. Prior to the Layaway Pick-up Date, Agent shall administer all Layaway, Repair and Special Order Merchandise in accordance with the documents and agreements relating thereto, provisions of applicable law, and Merchant's historic policies provided to Agent in writing. In the event that Agent is required to issue refunds to customers in respect of Layaway, Repair and Special Order Merchandise, Merchant shall reimburse Agent in cash for all such amounts. At the end of the Sale Term, Agent shall transfer responsibility for any remaining items of Layaway, Repair and Special Order Merchandise back to Merchant after appropriate and legally required communications to customers and reconciliation between Agent and Merchant. All payments by Agent and Merchant required under this Section 8.6 shall be made immediately following the weekly Sale reconciliation by Agent and Merchant pursuant to Section 8.8 hereof.

                  8.7. COMPLIANCE WITH LAW, ETC.. Agent shall comply in the conduct of the Sale with (i) all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities, including, without limitation, all so called "going out of business laws" and all laws and regulations relating to employees, (ii) all of Merchant's employee rules, regulations, guidelines and policies, which have been provided to Agent in writing and which are listed in EXHIBIT 8.7 attached hereto, and (iii) all Store leases, reciprocal easement agreements and other similar agreements relating to the occupancy of the Stores which have been provided to or made available to Agent in writing (collectively, "OCCUPANCY AGREEMENTS"), subject, in each case, to Merchant's reasonable cooperation as needed to comply with such matters.

                  8.8. SALE RECONCILIATION. On each Wednesday during the Sale Term, commencing on the first Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses, receipts of Returned Merchandise at the Stores (including quantities and Retail Price thereof), sales of Merchant Consignment Goods, Gross Rings, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent. Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representations of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent. Upon request, each of Merchant and Agent shall provide access to the other to all records and information related to the Sale in such party's possession.

                  8.9. FORCE MAJEURE. If any casualty or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; PROVIDED, HOWEVER, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale as a result of such force majeure event and which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.

         SECTION 9.    EMPLOYEE MATTERS.

                  9.1. MERCHANT'S EMPLOYEES. Agent may use Merchant's employees in the conduct of the Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant's employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a "RETAINED EMPLOYEE") prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent's actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act ("WARN ACT") claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent's prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any Retained Employees or other employees responsible for Central Administrative Services prior to the Sale Termination Date.

                  9.2. TERMINATION OF EMPLOYEES. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event of termination of any Retained Employee, Agent will use all reasonable efforts to notify Merchant at least five (5) days prior thereto, except for termination "for cause" (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except "for cause" without Agent's prior consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, Merchant has not distributed, and shall not without prior consultation with Agent, distribute any notice to its employees under the WARN Act.

                  9.3. PAYROLL MATTERS. During the Sale Term Merchant shall process the base payroll for all Retained Employees. Each Wednesday during the Sale Term the Agent shall transfer from the Agency Accounts to Merchant's payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, worker's compensation and benefits for such week which constitute Expenses hereunder. Attached hereto as EXHIBIT 9.3 is a description of Merchant's base payroll, related payroll taxes, worker's compensation and employee benefits, which Merchant represents is true and accurate as of the date hereof.

                  9.4. EMPLOYEE RETENTION BONUSES. In Agent's sole discretion Proceeds may be used to pay, as an Expense, retention bonuses ("RETENTION BONUSES") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) ("RETENTION BONUSES") in an aggregate amount of up to 10% of base payroll for each Store (which amount is inclusive of payroll taxes and as to which no benefits shall be payable) to Retained Employees who do not voluntarily leave employment and are not terminated "for cause." Such Retention Bonuses shall be payable within thirty
(30) days after the Sale Termination Date, and shall be processed through Merchant's payroll system.

         SECTION 10. CONDITIONS PRECEDENT. The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions within fourteen
(14) days of the Sale Commencement Date or at the time or during the time periods specifically indicated below unless specifically waived in writing by the applicable party:

                           (a) Merchant shall have made all required filings and
registrations and shall have obtained all permits, licenses, consents, authorizations and approvals required under applicable laws, rules, regulations, and court or administrative orders for Merchant to execute and deliver this Agreement and to consummate the Sale; provided that Agent agrees to cooperate fully with Merchant in obtaining such permits, licenses, consents, authorizations and approvals.

                           (b) The Inventory Taking at the four (4) Stores shall
have been completed at each of the Stores on or before June 18, 1997 and the inventory taking service shall have issued its final certified report to Merchant and Agent.

                           (c) Merchant shall have obtained all approvals and
consents under applicable Occupancy Agreements and other contracts required for Merchant to execute and deliver this Agreement and to consummate the Sale; provided that Agent agrees to cooperate fully with Merchant in obtaining such consents and approvals.

                           (d) All representations and warranties of Merchant
and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

                           (e) Merchant shall have provided Agent reasonable
access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

                           (f) Agent shall have had the opportunity to inspect
the Stores and the inventory on the date immediately preceding the Inventory
Date.

                           (g) Merchant shall have executed and delivered to
Agent a Security Agreement in the form of EXHIBIT 10(G) attached hereto (the "SECURITY AGREEMENT"), together with accompanying Uniform Commercial Code financing statements sufficient to grant to Agent a valid and perfected first priority security interest in all of the Merchandise and the Proceeds.

         11.      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  11.1 MERCHANT REPRESENTATIONS, WARRANTIES AND COVENANTS. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

                           (a) Merchant: (i) is a corporation duly organized,
validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified as a foreign corporation to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located.

                           (b) The Merchant has the right, power and authority
to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the "AGENCY DOCUMENTS") and to perform fully its obligations thereunder. Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms, subject to applicable bankruptcy law, general principles of equity and other laws generally affecting creditors. To the best of Merchant's knowledge, no court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Merchant's consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. To the best of Merchant's knowledge, no contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Sale and the other transactions contemplated by this Agreement.

                           (c) Other than adding and deleting certain
departments since March 15, 1997, the Merchant (i) has operated the Stores and the Remaining Stores in the ordinary course of business consistent with historical operations, and (ii) has not conducted any promotions or advertised sales at the Stores except promotions and sales in the ordinary course of business consistent with historic promotions and sales for comparable periods last year, all as described in EXHIBIT 11.1(C) attached hereto.

                           (d) Merchant owns and will own at all times during
the Sale Term, good and marketable title to all of the Merchandise free and clear of all liens, claims and encumbrances of any nature except (i) the presently existing lien in favor of Foothill Capital Corporation which shall be released upon full payment of the Guaranteed Amount, (ii) statutory liens in favor of landlords, and (iii) liens granted to Agent pursuant to the Security Agreement (collectively, "PERMITTED LIENS"). Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds except for Permitted Liens.

                           (e) Merchant has maintained its pricing files in the
ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein, except for the promotions and sales described in Section 11.1(c). All pricing files and records since March 15, 1997 relative to the Merchandise have been made available to Agent and are listed in EXHIBIT 11.1(E). All such pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein. Since March 15, 1997, the pricing of Merchandise at the Stores has been substantially the same as the pricing of the corresponding inventory at the Remaining Stores.

                           (f) As of the Sale Commencement Date, the levels of
goods (as to quantity) and the mix of goods (as to type, category, style, brand and description) at the Stores are described on EXHIBIT 11.1(F) attached hereto. As of the Sale Commencement Date, the inventory mix will be reasonably similar to the inventory mix as of June 10, 1997, and Merchant's initial mark-up will be approximately 57.8% as to jewelry Merchandise and 47.3 % as to hardline Merchandise, all as reflected on the June 10 Inventory Report.

                           (g) As of the Sale Commencement Date, all normal
course permanent markdowns on inventory located at the Stores will have been taken on a basis consistent with Merchant's historical practices and policies and on a basis consistent with markdowns taken at the Remaining Stores, except for Clearance Merchandise.

                           (h) Merchant has not since May 31, 1997, and shall
not up to the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business.

                           (i) Merchant shall ticket or mark all items of
inventory received at the Stores prior to the Sale Commencement Date in a manner consistent with similar Merchandise located at the Stores and the Remaining Stores and in accordance with Merchant's historic practices and policies relative to pricing and marking inventory.

                           (j) All point of sale activity at the Stores has
occurred and will occur up to the Sale Commencement Date in the ordinary course of business and consistent with promotions described in Section 11.1(c).

                           (k) Since June 1, 1997, Merchant has not, and from
and after the date hereof Merchant shall not, purchase for or transfer to or from the Stores any merchandise or goods outside the ordinary course in anticipation of the Sale or of the Inventory Taking, without Agent's prior consent.

                           (l) As of the Sale Commencement Date, (i) goods
constituting Merchandise located at the Stores shall be no less than $22,500,000 at Retail Price, and (ii) jewelry shall not constitute more than 61% of all of the Merchandise.

                           (m) No action, arbitration, suit, notice, or legal,
administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant's knowledge, is threatened against or affects Merchant, relative to Merchant's business or properties, or which questions the validity of this Agreement which, in each case, if adversely determined, would have a material adverse effect upon the Merchant's ability to perform its obligations under this Agreement.

                           (n) Intentionally omitted.

                           (o) Merchant covenants to continue to operate the
Stores in the ordinary course of business from the date of this Agreement to the Sale Commencement Date, and to operate the Remaining Stores in the ordinary course of business from the date of this Agreement through the Sale Termination Date, in each case: (i) selling inventory during such period at customary prices; (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant's historic and customary promotions for all of its locations as set forth in EXHIBIT 11.1(C) attached hereto); (iii) not returning inventory to vendors and not transferring inventory or supplies between or among Stores, Remaining Stores and Merchant's distribution center(s), except (A) as permitted under Section 8.4 above; and
(iv) not making any management personnel moves or changes at the Stores without Agent's prior written consent (which consent will not be unreasonably withheld). Without limiting the foregoing, Merchant shall not conduct or advertise "going out of business", "store closing", or "liquidation" sales at any of the Remaining Stores located within the market area under the same newspaper advertising umbrella of any Store at any time during the Sale Term; provided, however, if Merchant closes a store or stores in such market area, Merchant will be permitted to place signs within such stores or stores, but not in the windows, stating that "this location is closing" and advising the customer of Merchant's other locations within the said area which are remaining open, provided, further, Merchant shall not offer a discount in such closing store or stores greater than that being simultaneously offered by Agent in the Stores in such market area.

                           (p) To the best of Merchant's knowledge, all
Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

                           (q) Immediately prior to the Sale Commencement Date,
no event of default or event which with the giving of notice, the passage of time, or both has occurred on the part of the Merchant under any Occupancy Agreement which could have a material adverse affect on the Sale. Throughout the Sale Term, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores, and the services provided at the Stores. Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense, all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores.

                           (r) Merchant has paid and will continue to pay
throughout the Sale Term, all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

                           (s) Merchant has not and shall not throughout the
Sale Term take any actions the result of which is to increase in any material respect the cost of operating the Sale, including, without limitation, increasing salaries or other amounts payable to Retained Employees or other employees responsible for Central Administrative Services.

                           (t) Except as disclosed on EXHIBIT 11.1 (T) attached
hereto, (i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) to the best of Merchant's knowledge, no labor unions represent Merchant's employees at the Stores, and (iii) to the best of Merchant's knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, Merchant's central office facilities (or the Warehouse).

                           (u) As of the date of this Agreement, Merchant is
current in the payment of all utilities, taxes and insurance liabilities. Merchant agrees that in the event that Agent receives notice that any such utility, tax or insurance liability is overdue or unpaid and such non-payment reasonably could be expected to cause a material adverse effect on the Sale, Merchant shall immediately pay such applicable balances in full. In the event that Agent is unable to advertise the Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant's contract rate with any such provider as a result of the Merchant's failure to pay its outstanding balances with such advertising providers, Merchant shall immediately pay such applicable balances in full.

                           11.2 AGENT REPRESENTATIONS AND WARRANTIES. The Agent
hereby represents, warrants and covenants in favor of the Merchant as follows:

                           (a) The Agent: (i) is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) has all requisite corporate power and authority to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified as a foreign corporation to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

                           (b) The Agent has the right, power and authority to
execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of the Agent for Agent to enter into and deliver the Agency Documents and to perform its obligations thereunder. Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of the Agent enforceable in accordance with its terms, subject to applicable bankruptcy law, general principles of equity and other laws generally affecting creditors. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for the Agent's consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor. No contract or other agreement to which the Agent is a party or by which the Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

                           (c) No action, arbitration, suit, notice, or legal,
administrative or other proceeding before any court or governmental body has been instituted by or against the Agent, or has been settled or resolved, or to Agent's knowledge, has been threatened against or affects

Agent, which questions the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon the Agent's ability to perform its obligations under this Agreement.

         12.      INSURANCE.

                  12.1 MERCHANT'S LIABILITY INSURANCE. Merchant shall continue at its cost and expense until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant's operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies through the Sale Termination Date. EXHIBIT 12.1 attached hereto contains a description of all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent's employees, independent contractors or agents (other than Merchant's employees).

                  12.2 MERCHANT'S CASUALTY INSURANCE. Merchant will provide throughout the Sale Term, at Agent's cost as an Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the cost value thereof. EXHIBIT 12.2 attached hereto contains a description of all such policies. From and after the date of

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

this Agreement until the Sale Termination Date, all such policies will name Agent as loss payee. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Proceeds hereunder and shall be paid to Agent. In the event of such a loss payable to Agent, Agent shall have the sole right to adjust the loss with the insurer, but shall keep the Merchant informed as to its actions. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as loss payee, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to the Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Agent's prior written consent.

                  12.3 AGENT'S INSURANCE. Agent shall maintain at Agent's cost and expense throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent's agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. EXHIBIT 12.3 attached hereto contains a description of all such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant. In the event of a claim under any such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or

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

Merchant's employees, independent contractors or agents (other than Agent or Agent's employees, agents or independent contractors).

                  12.4 WORKER'S COMPENSATION INSURANCE. Merchant shall at all times during the Sale Term maintain in full force and effect worker's compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of Merchant's insurance broker or carrier evidencing such insurance.

                  12.5 RISK OF LOSS. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity
(i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant's employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant's obligations or liabilities with respect to any of the foregoing. Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an "AGENT CLAIM"). In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant's liability insurance carrier in accordance with Merchant's historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent at 40 Broad Street, Boston, MA 02109, Attn: Andrea Wheeler. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the

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

initial documentation relating to such claim to Merchant at 5770 Miami Lakes Drive, Miami Lakes, Florida 33014, Attn: Rachmil Lekach. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party to the foregoing address.

         13.      INDEMNIFICATION

                  13.1. MERCHANT INDEMNIFICATION. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, "Agent Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

                  (i) Merchant's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

                  (ii) any failure of Merchant to pay to its Retained Employees or other employees responsible for Central Administrative Services, any wages, salaries or benefits due to such employees during the Sale Term;

                  (iii) subject to Agent's compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

                  (iv) any consumer warranty or products liability claims relating to Merchandise or Merchant Consignment Goods;

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

                  (v) any liability or other claims asserted by customers, any of Merchant's employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker's compensation or under the WARN Act), except for Agent Claims; and

                  (vi) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

                  13.2 AGENT INDEMNIFICATION. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to:

                  (i) Agent's material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

                  (ii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

                  (iii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;

                  (iv)     any Agent Claims; and

                  (v) the gross negligence or willful misconduct of Agent or any of its officer, directors, employees agents or representatives.

         14.      DEFAULTS


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

                  The following shall constitute "Events of Default" hereunder:

                  (a) Merchant's or Agent's failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after written notice thereof to the defaulting party; or

                  (b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made; or

                  (c) The Sale is terminated at a Store for any reason other than (i) an Event of Default by Agent, or (ii) any other breach or action by Agent not authorized hereunder, or (iii) an event administered pursuant to
Section 8.8 above.

                  In the event of an Event of Default, any party's damages or entitlement to equitable relief shall be determined by a court of competent jurisdiction located in the State of Florida.

         15. SALE OF FF&E. If requested by Merchant, Agent shall advertise in the context of advertising for the Sale that items of FF&E at the Stores are for sale, and shall contact and solicit known purchasers and dealers of furniture and fixtures. Merchant shall notify Agent if any such FF&E are to be excluded from sale and/or if terms and conditions of sale are to be set or restricted in any manner. In consideration of providing such services, Agent shall retain ten percent (10%) of receipts (net of Sales Taxes) from all sales or other dispositions of FF&E. Agent shall have no liability to Merchant for its failure to sell any or all of the FF&E.

         Section 16.       MISCELLANEOUS.

                  16.1 NOTICES. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or by Federal Express or other recognized overnight delivery service, as follows:

                  If to the Agent:         Gordon Brothers Partners, Inc.
                                           40 Broad Street
                                           Boston, MA 02109

                                           Attn:  Mr. Stephen Goldberger
                                           Telecopy No. (617) 422-6288

                  If to the Merchant:      L. Luria & Son, Inc.
                                           5770 Miami Lakes Drive
                                           Miami Lakes, FL 33014
                                           Attn: Mr. I.  Lekach
                                           Telecopy No. (305) 825-3711

                  with a copy to:          Greenberg, Traurig, Hoffman, Lipoff,
                                           Rosen and Quentel
                                           1221 Brickell Ave.
                                           Miami, FL 33131
                                           Attn: Rebecca R. Orand, Esq.
                                           Telecopy No. (305-579-0717)

                  16.2. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof. The parties hereto agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in the federal or state courts located in the State of Florida, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such courts in personam with respect to any such action or proceeding.

                  16.3. TERMINATION. This Agreement shall remain in full force and effect until the first to occur of: (i) receipt by Merchant of written notice from Agent that any of the conditions specified in Section 10 hereof have not been satisfied within 14 days of the anticipated Sale Commencement Date set forth in Section 6.1; or (ii) the expiration of the Sale Term and completion and certification by Merchant and Agent of the final Sale reconciliation pursuant to
Section 8.8 above; (iii) receipt by Agent of written notice from Merchant delivered within two (2) business days after the completion of the reconciliation of the Inventory Taking by Merchant and Agent, that based on the results of the Inventory Taking the Guaranteed Amount is less than 80%

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

of the cost value of the Merchandise. In the event of a termination pursuant to the foregoing clause (iii), (A) Merchant shall immediately reimburse Agent for any portion of the Guaranteed Amount previously paid by Agent, (less monies previously collected by Agent related to sales from the Sale Commencement Date through the Sale Termination Date), PLUS, all out of pocket Expenses which have been paid or incurred by Agent through the date of such termination other than Agent's costs of supervision, and (B) Merchant covenants and agrees that it shall immediately commence a "store closing" or "liquidation" sale at each of the Stores using only its own personnel rather than any other consultant. Notwithstanding the foregoing, the representations and warranties of Merchant and Agent contained herein and the provisions of Section 13 above shall survive the termination of this Agreement pursuant to this Section 16.3.

                  16.4. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

                  16.5. AMENDMENTS. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.

                  16.6. NO WAIVER. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

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


                  16.7. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

                  16.8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

                  16.9. SECTION HEADINGS. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

                  16.10. SURVIVAL. All representations, warranties, covenants and agreements made by the parties hereto shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

          IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

                                           GORDON BROTHERS PARTNERS, INC.



                                           By:/S/STEPHEN A. GOLDBERGER
                                              --------------------------------
                                                  Its: Vice President



                                           L. LURIA & SON, INC.



                                           By:/s/RACHMIL LEKACH
                                              --------------------------------
                                                  Its: Chief Executive Officer



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


                                LIST OF EXHIBITS



         EXHIBIT                              DESCRIPTION
         -------                              -----------

         Exhibit 1                            The Stores

         Exhibit 3.3                          6/10/97 Inventory Report

         Exhibit 5.1                          Inventory Taking Procedures

         Exhibit 8.7                          Merchant's Employee Rules

         Exhibit 9.3                          Employee Payroll and Benefits

         Exhibit 10(g)                        Security Agreement

         Exhibit 11.1(c)                      Promotional Activity

         Exhibit 11.1(e)                      List of Pricing Files, Etc.

         Exhibit 11.1(f)                      Levels and mix of goods

         Exhibit 11.1(t)                      Labor Matters

         Exhibit 12.1                         Merchant Liability Insurance

         Exhibit 12.2                         Merchant Casualty Insurance

         Exhibit 12.3                         Agent's Liability Insurance



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